EX‑35.5

(logo) WELLS FARGO	CMBS Department MAC N9401-011 1055 10th Avenue S.E. Minneapolis, MN 55414

                                                                                                                                ANNUAL STATEMENT OF COMPLIANCE

Morgan Stanley Capital I Inc.

                1585 Broadway

                New York, New York 10036

RE: WFRBS Commercial Mortgage Trust 2013-C18, Commercial Mortgage Pass-through Certificates, Series 2013-C18 (the “Transaction”), issued pursuant to the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Pooling and Servicing Agreement”), executed in connection with the Transaction.

Per the Pooling and Servicing Agreement dated as of December 1, 2013 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “Reporting Period”):

1         A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

2         To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 24th day of March 2015.

/s/ Gail Vannest

GAIL VANNEST

    Vice President

                Wells Fargo Bank, N.A.                                                                                                                                                                           Together we’ll go far